Form S-1/A Appendix

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ( For 2016)

To the Board of Directors and Shareholder(s) of
Achison Inc.
Flushing, NY

I hereby consent to the inclusion of our Auditor's Report, dated October 31, 2016, on the financial statements of Achison Inc. for the year ended March 31, 2016 in the Company's Report on Form S-1. We also consent to the application of such report to the financial information in the Report on Form S-1, when such financial information is read in conjunction with the financial statements referred to in my report.

/s/Rizwan Ahmed CPA P.C.
Rizwan Ahmed CPA P.C.

New Hyde Park, New York
June 29, 2017